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                                                                  EXHIBIT 10.15


                                ARBITRON INC.

                        EXECUTIVE EMPLOYMENT AGREEMENT

PARTIES

                    ARBITRON INC. (A DELAWARE CORPORATION)
                              142 W. 57TH STREET
                           NEW YORK, NY 10019-3300

                                     AND

                              STEPHEN B. MORRIS
                                ("EXECUTIVE")


DATE:        APRIL 1, 2001

RECITALS

A. Arbitron wishes to obtain the services of Executive for the duration of this Agreement, and Executive wishes to provide his services for such period.

B. Arbitron desires reasonable protection of Arbitron's Confidential Information (as defined below).

C. Arbitron desires assurance that Executive will not compete with Arbitron, engage in recruitment of Arbitron's employees or make disparaging statements about Arbitron after termination of employment, and Executive is willing to refrain from such competition, recruitment and disparagement.

D. Executive desires to be assured of a minimum Base Salary (as defined below) from Arbitron for Executive's services for the term of this Agreement (unless terminated earlier pursuant to the terms of this Agreement).

E. It is expressly recognized by the parties that Executive's acceptance of, and continuance in, Executive's position with Arbitron and agreement to be bound by the terms of this Agreement represents a substantial commitment to Arbitron in terms of Executive's personal and professional career and a foregoing of present and future career options by Executive, for all of which Arbitron receives substantial value.

F. The parties recognize that a Change of Control (as defined below) may result in material alteration or diminishment of Executive's position and responsibilities and substantially

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         frustrate the purpose of Executive's commitment to Arbitron and forebearance of career options.

G. The parties recognize that in light of the above-described commitment and forebearance of career options, it is essential that, for the benefit of Arbitron and its stockholders, provision be made for a Change of Control Termination (as defined below) in order to enable Executive to accept and effectively continue in Executive's position in the face of inherently disruptive circumstances arising from the possibility of a Change of Control of the Parent Corporation (as defined below), although no such change is now contemplated or foreseen.

H. The parties wish to replace any and all prior agreements and undertakings with respect to Executive's employment and Change of Control occurrences and compensation.

NOW, THEREFORE, in consideration of Executive's acceptance of and continuance in Executive's employment for the term of this Agreement and the parties' agreement to be bound by the terms contained herein, the parties agree as follows:

                                  ARTICLE I

                                 DEFINITIONS

1.01 "BASE SALARY" shall mean regular cash compensation paid on a periodic basis exclusive of benefits, bonuses or incentive payments.

1.02     "BOARD" shall mean the Board of Directors of Parent Corporation.

1.03 "ARBITRON" shall mean ARBITRON INC. and, except as otherwise provided in Section 8.02 of Article VIII,

         (a)      any Subsidiary (as that term is defined in Section 1.07);
                  and

         (b) any successor in interest by way of consolidation, operation of law, merger or otherwise.

1.04 "CONFIDENTIAL INFORMATION" shall mean information or material of Arbitron which is not generally available to or used by others, or the utility or value of which is not generally known or recognized as standard practice, whether or not the underlying details are in the public domain, including:

         (a) information or material relating to Arbitron and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated software, products or services; customers or prospective customers; or research,

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                  engineering, development, manufacturing, purchasing,
                  accounting, or marketing activities;

         (b) information or material relating to Arbitron's inventions, improvements, discoveries, "know-how," technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of Arbitron's software, products or services;

         (c) information on or material relating to Arbitron which when received is marked as "proprietary," "private," or "confidential;"

         (d)      trade secrets of Arbitron;

         (e) software of Arbitron in various stages of development, including computer programs in source code and binary code form, software designs, specifications, programming aids (including "library subroutines" and productivity tools), programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of Arbitron; and

         (f) any similar information of the type described above which Arbitron obtained from another party and which Arbitron treats as or designates as being proprietary, private or confidential, whether or not owned or developed by Arbitron.

         Notwithstanding the foregoing, "Confidential Information" does not include any information which is properly published or in the public domain; provided, however, that information which is published by or with the aid of Executive outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

1.05 "DISABILITY" shall mean the inability of Executive to perform his duties under this Agreement because of illness or incapacity for a continuous period of six months.

1.06 "PARENT CORPORATION" shall mean ARBITRON INC. and, except as otherwise provided in Section 8.02 of Article VIII, any successor in interest by way of consolidation, operation of law, merger or otherwise. "Parent Corporation" shall not include any Subsidiary.

1.07 "SUBSIDIARY" shall mean: (a) any corporation at least a majority of whose securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the occurrence of a contingency) is at the time owned by Parent Corporation and/or one or more Subsidiaries; and (b) any division or business unit (or portion thereof) of Parent Corporation or a corporation described in clause (a) of this Section 1.07.


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                                  ARTICLE II

                         EMPLOYMENT, DUTIES AND TERM

2.01 EMPLOYMENT. Upon the terms and conditions set forth in this Agreement, Arbitron hereby employs Executive, and Executive accepts such employment.

2.02 DUTIES. Executive shall devote hisfull-time and best efforts to Arbitron and to fulfilling the duties of hisposition as President and Chief Executive Officer, and member of the Arbitron Board of Directors.. Executive shall comply with Arbitron's policies and procedures to the extent they are not inconsistent with this Agreement in which case the provisions of this Agreement prevail.

2.03 TERM. Subject to the provisions of Articles IV and VII, this Agreement and Executive's employment shall continue until the later of: (a) April 1, 2004; and (b) two years after a Change of Control which occurs prior to April 1, 2004 ("Initial Term"). Upon expiration of the Initial Term and subject to the provisions of Articles IV, VII and VIII, this Agreement and Executive's employment shall be automatically extended for successive three year periods.


                                 ARTICLE III

                          COMPENSATION AND EXPENSES

3.01 BASE SALARY. For all services rendered under this Agreement during the term of this Agreement, Arbitron shall pay Executive a minimum Base Salary at the annual rate of $435,000.If Executive's salary is increased from time to time during the term of this Agreement, the increased amount shall be the Base Salary for the remainder of the term.

3.02 BONUS AND INCENTIVE. Bonus or incentive compensation shall be at the sole discretion of Arbitron. Except as otherwise provided in Article VII, Arbitron shall have the right, in accordance with their terms, to alter, amend or eliminate any bonus or incentive plans, or Executive's participation therein, without compensation to Executive.

3.03 VACATION. The Executive shall be entitled to six weeks of annual vacation for each year of active employment with Arbitron.

3.04 BUSINESS EXPENSES. Arbitron shall, consistent with its policies in effect from time to time, bear all ordinary and necessary business expenses incurred by Executive in performing his duties as an employee of Arbitron, provided that Executive accounts promptly for such expenses to Arbitron in the manner prescribed from time to time by Arbitron.

3.05     SUPPLEMENTAL RETIREMENT BENEFIT.

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(a)      ENTITLEMENT.

         (1) TERMINATION OF EMPLOYMENT. Subject to Sections 3.05(a)(2), 3.05(a)(3) and 3.05(a)(4), Executive shall be entitled to a supplemental retirement benefit pursuant to this Section
                  3.05 following his termination of employment with Arbitron at any time for any reason.

         (2) FORFEITURE. Executive or his surviving spouse, as the case may be, shall not be entitled to receive or retain a supplemental retirement benefit pursuant to this Section
                  3.05 if (A) Executive's employment with Arbitron terminates or is terminated for any reason prior to his attainment of age 62 and (B) Executive breached or breaches any of his obligations arising under Article VI of this Agreement. If, after Executive or his surviving spouse, as the case may be, has received a benefit pursuant to this Section 3.05, Arbitron determines that Executive is not entitled to the benefit, Executive or his surviving spouse, as the case may be, shall promptly repay to Arbitron the benefit payment previously received pursuant to this Section 3.05 together with interest on such payment for the period beginning on the date on which it was paid to Executive or his surviving spouse, as the case may be, and ending on the date on which it is repaid to Arbitron at the prime rate of interest (or such comparable index as may be adopted) established from time to time by the Bank of America National Trust and Savings Association, New York, New York, or its successor in interest, as in effect from time to time during the period in question.

         (3) DEATH. Except as provided in Section 3.05(d), no benefit shall be paid pursuant to this Section 3.05 to Executive or any other person if Executive's employment with Arbitron terminates because of Executive's death or if Executive dies after his termination of employment with Arbitron but before his supplemental retirement benefit pursuant to this Section
                  3.05 is paid to Executive.

         (4) OTHER CONDITIONS. As a condition to receiving any benefit pursuant to this Section 3.05, Executive or his surviving spouse, as the case may be, agrees to provide to Arbitron on a timely basis any such information as Arbitron may reasonably request to determine the entitlement of Executive or his surviving spouse, as the case may be, to a benefit pursuant to this Section 3.05 or the amount or timing of the benefit payment or to resolve any other issue or assist Arbitron in making any determination regarding the benefit.

(b) COMMENCEMENT AND FORM. The benefit pursuant to this Section 3.05 shall be paid on or as soon as administratively practicable after the Determination Date in the form of a lump sum cash payment.

(c)      AMOUNT.

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         (1)      DETERMINATION DATE ON OR AFTER AGE 60. If the Determination
                  Date is on or after the date on which Executive attains age 60, the amount of Executive's benefit pursuant to this
                  Section 3.05 shall be a lump sum amount that is actuarially equivalent to a monthly benefit, paid in the Normal Form and commencing as of the Determination Date, equal to one-twelfth of the excess of:

                  (A)      the sum of

                           (i) the product of Executive's Final Average Pay multiplied by his Years of Service through the calendar year during which he attains age 62 (or, if earlier, through the date on which he terminates employment) multiplied by .025 plus

                           (ii) the product of Executive's Final Average Pay multiplied by his Years of Service, if any, following the calendar year during which he attains age 62 multiplied by .0167; over

                  (B)      the Offset Amount.

         (2) DETERMINATION DATE BEFORE AGE 60. If the Determination Date is before the date on which Executive attains age 60, the amount of Executive's benefit pursuant to this Section 3.05 shall be a lump sum amount that is actuarially equivalent to a monthly benefit, paid in the Normal Form and commencing as of the Determination Date, equal to one-twelfth of the excess of:

                  (A) the product of Executive's Final Average Pay multiplied by his Years of Service multiplied by .025, reduced by one-fourth of one percent for each month by which the Determination Date precedes the first day of the month coinciding with or next following the date on which Executive attains age 60;

                           over

                  (C)      the Offset Amount.

         (3) ACTUARIAL EQUIVALENCE. For the purpose of this Section 3.05(c), actuarial equivalence for a given Determination Date shall be based on the annual interest rate on 30-year Treasury securities for the month of November of the calendar year immediately preceding the calendar year that includes the Determination Date, as determined in accordance with published guidance from the Internal Revenue Service pursuant to Section 417(e)(3) of the Code (as defined in Section 7.1(e)) and mortality rates per the "applicable mortality table" published in Revenue

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                  Ruling 95-6 or other applicable guidance from the Internal
                  Revenue Service pursuant to Section 417(e)(3) of the Code in effect as of the Determination Date.

(d)      DEATH BENEFITS.

         (1) DEATH BEFORE DETERMINATION DATE. If Executive dies before the Determination Date, his surviving spouse, if any, shall, subject to Sections 3.05(a)(2) and 3.05(a)(4), be entitled to a surviving spouse benefit. The benefit shall be paid to Executive's surviving spouse on or as soon as administratively practicable after the Determination Date in the form of a lump sum cash payment. The amount of the surviving spouse benefit pursuant to this Section 3.05(d)(1) shall be equal to fifty percent (50%) of the amount of the supplemental retirement benefit that would have been paid to Executive pursuant to this Section 3.05 had he terminated employment on the date of his death (or, if earlier, on the actual date on which he terminated employment) and lived until he received his supplemental retirement benefit. If Executive's surviving spouse dies after becoming entitled to a surviving spouse benefit pursuant to this Section 3.05(d)(1) but before the benefit is paid to the surviving spouse, the benefit shall be paid to the surviving spouse's estate at the same time the benefit would have been paid to the surviving spouse had she lived.


         (2) DEATH ON OR AFTER DETERMINATION DATE. If Executive dies on or after the Determination Date but before payment of his supplemental retirement benefit pursuant to this Section 3.05, the benefit that would have been paid to Executive had he lived shall, subject to Sections 3.05(a)(2) and 3.05(a)(4), be paid to Executive's estate at the same time the benefit would have been paid to Executive had he lived.

(e) NONASSIGNABILITY. The benefit pursuant to this Section 3.05 and the right to receive a future benefit pursuant to this Section 3.05 may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered or subjected to any charge or legal process.

(f) RABBI TRUST. Arbitron may, but is not required to, provide for payment of the benefit pursuant to this Section 3.05 through a trust. The trust must (1) be a grantor trust with respect to which Arbitron is treated as the grantor, (2) not cause benefits under this Section
         3.05 to be funded for federal income tax purposes or for purposes of the Employee Retirement Income Security Act of 1974, as amended, and
         (3) provide that trust assets will, upon Arbitron's insolvency, be used to satisfy the claims of Arbitron's general creditors. If Arbitron elects to provide benefits through such a trust, neither Executive nor his surviving spouse shall have any interest in the assets of the trust.

(g) NATURE OF INTEREST. Nothing contained in this Section 3.05 is to be construed as providing for assets to be held for the benefit of Executive or his surviving spouse. If Executive or his surviving spouse acquires a right to receive benefit payments pursuant to

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         this Section 3.05, that right is no greater than the right of any unsecured general creditor of Arbitron.

(h) DETERMINATIONS. Arbitron shall make all determinations as to entitlement, amount and timing of any benefit payment pursuant to this Section 3.05. Arbitron shall have discretionary power and authority to interpret, construe, apply, enforce and otherwise administer the terms of this Section 3.05 and any reasonable determination made by Arbitron in good faith shall be binding and conclusive on Executive and his surviving spouse. Any determination by Arbitron denying a claim by Executive or his surviving spouse shall be stated in writing and shall set forth the specific reason for the denial. Arbitron shall afford a reasonable opportunity to the claimant for a full and fair review of the determination denying the claim. A claimant must exhaust the procedure described in this
         Section 3.05(h) before pursuing the claim in any other proceeding.

(i) SPECIAL DEFINITIONS. The definitions set forth in this Section 3.05(i) apply in construing this Section 3.05 unless the context otherwise indicates. Other terms used in this Section 3.05 have the meanings ascribed to them in Article I of this Agreement. In addition, the general provisions of Article VIII of this Agreement apply to this Section 3.05 unless the context otherwise indicates.

         (1) "ARBITRON" means, for purposes of Sections 3.05(a)(4), 3.05(f), 3.05(g) and 3.05(h), Arbitron Inc. and any successor in interest by way of consolidation, operation of law, merger or otherwise, but not any Subsidiary.

         (2) "DETERMINATION DATE means the first day of the fourth calendar month following Executive's termination of employment with Arbitron.

         (3) "FINAL AVERAGE PAY" means Executive's "final average pay" as defined in the Retirement Plan but determined by disregarding any part of the definition of final average pay in the Retirement Plan that is included for the purpose of complying with Section 401(a)(17) of the Code (within the meaning of Section 7.01(e)). If the Retirement Plan is terminated effective as of a date that is before the date on which Executive terminates employment with Arbitron, the previous sentence shall be applied after the effective date of the termination of the Retirement Plan based on the definition of final average pay in effect under the Retirement Plan on the effective date of the termination of the Retirement Plan as if the Retirement Plan had continued in effect.

         (4) "NORMAL FORM" means monthly payments to Executive for his life with the last payment made for the month during which Executive dies and with no death benefits payable to any person.

         (5) "OFFSET AMOUNT" means the annual benefit to which Executive would be entitled under the "offset plans" if his benefit under the offset plans commenced as of the Determination Date and was paid in the Normal Form, based on the terms of the

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                  offset plans in effect and applicable to Executive on the
                  Determination Date or, if earlier, as of the effective date of the termination of an offset plan. If the Determination Date is before the earliest date on which Executive's benefit could commence under an offset plan, the Offset Amount with respect to that offset plan shall be determined by calculating the Offset Amount as of the earliest date on which Executive's benefit could commence under the offset plan and then reducing that benefit by one fourth of one percent for each month by which the offset date precedes the earliest date on which Executive's benefit could commence under the offset plan. The Offset Amount shall be determined without regard to the actual timing of commencement and form of Executive's benefit pursuant to the offset plans. For the purpose of this Section 3.05(i)(5), the offset plans are the Retirement Plan, the Arbitron Inc. Benefit Equalization Plan and any defined benefit pension plan maintained by any previous employer of Executive which was or is operated by such previous employer as a qualified plan pursuant to
                  Section 401(a) of the Code (within the meaning of Section 7.01(e)), or any successor to any such plans.

         (6) "RETIREMENT PLAN" means the Arbitron Inc. Retirement Plan as from time to time amended.

         (7) "YEARS OF SERVICE" means (A) each calendar year from and including 1994 through and including 2000 and (B) each calendar year after 2000 and before 2010 during any part of which Executive is an employee of Arbitron (as classified by Arbitron at the time without regard to any subsequent retroactive reclassification). Executive shall not be credited with any Years of Service for any period of employment with Arbitron after 2009.


                                  ARTICLE IV

                              EARLY TERMINATION

4.01 EARLY TERMINATION. This Article shall not apply to a Change of Control Termination which is governed solely by the provisions of
         Article VII, and does not alter the respective continuing obligations of the parties pursuant to Articles V, VI, and IX.

4.02 TERMINATION FOR CAUSE. Arbitron may terminate this Agreement and Executive's employment immediately for cause. For the purpose hereof "cause" means:

         (a)      fraud;

         (b)      misrepresentation;

         (c)      theft or embezzlement of Arbitron assets;

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         (d)      intentional violations of law involving moral turpitude;

         (e)      failure to follow Arbitron's conduct and ethics policies;
                  and/or

         (f) the continued failure by Executive to attempt in good faith to perform his duties as reasonably assigned to Executive pursuant to Section 2.02 of Article II of this Agreement for a period of 60 days after a written demand for such performance which specifically identifies the manner in which it is alleged Executive has not attempted in good faith to perform such duties.

         In the event of termination for cause pursuant to this Section 4.02, Executive shall be paid at the usual rate of Executive's annual Base Salary through the date of termination specified in any written notice of termination.

4.03 TERMINATION WITHOUT CAUSE. Either Executive or Arbitron may terminate this Agreement and Executive's employment without cause on at least 75 days' written notice. In the event of termination of this Agreement and of Executive's employment pursuant to this Section 4.03, compensation shall be paid as follows:

         (a) if the notice of termination is given by Executive, Executive shall be paid at the usual rate of his annual Base Salary through the 75 day notice period;

         (b) if the notice of termination is given by Arbitron, (1) Executive shall be paid at the usual rate of hisannual Base Salary through the 75 day notice period, however, Arbitron shall have the option of making termination of the Agreement and Executive's employment effective immediately upon notice in which case Executive shall be paid a lump sum representing the value of 75 days worth of salary; and (2) Executive shall receive, starting within 15 days after the end of the 75 day notice period, two years' Base Salary payable, at the sole discretion of Arbitron, in either the form of a lump sum payment or on a regular payroll period basis. In addition, Executive shall receive the bonus, if any, to which Executive would otherwise have become entitled under all applicable Arbitron bonus plans in effect at the time of termination of this Agreement had Executive remained continuously employed for the full fiscal year in which termination occurred and continued to perform his duties in the same manner as they were performed immediately prior to termination, multiplied by a fraction, the numerator of which shall be the number of whole months Executive was employed in the year in which termination occurred and the denominator of which is 12. This bonus amount shall be paid within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year. In addition, for a period of two years following termination pursuant to this Section 4.03(b), the Executive would be entitled to receive from Arbitron the same or equivalent health, dental, accidental death and dismemberment, short and long-term disability, life insurance coverages, and all other insurance policies and health and welfare benefits programs, policies or arrangements, at the same levels and coverages as Executive was receiving on

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                  the day immediately prior to his termination.  Executive
                  shall be required to pay no more for the above mentioned benefits than he paid as an active employee, or if provided by Arbitron at no cost to employee on the day immediately prior to Executive's termination, they shall continue to be made available to Executive on this basis.In addition, Arbitron shall provide or make arrangements for reasonable outplacement services for Executive based on his level within Arbitron.

         (c) In the event that termination occurs pursuant to Section 4.03(b), in order to receive the payments specified therein, Arbitron shall require the Executive to execute a release, similar to that attached as Exhibit A, of all claims against Arbitron.

4.04 TERMINATION IN THE EVENT OF DEATH OR DISABILITY. This Agreement shall terminate in the event of death or disability of Executive.

         (a) In the event of Executive's death, Arbitron shall pay an amount equal to 12 months of Base Salary at the rate in effect at the time of Executive's death plus the amount Executive would have received in annual incentive plan bonus for the year in which the death occurs had "target" goals been achieved. Such amount shall be paid (1) to the beneficiary or beneficiaries designated in writing to Arbitron by Executive, (2) in the absence of such designation to the surviving spouse, or (3) if there is no surviving spouse, or such surviving spouse disclaims all or any part, then the full amount, or such disclaimed portion, shall be paid to the executor, administrator or other personal representative of Executive's estate. The amount shall be paid as a lump sum as soon as practicable following Arbitron's receipt of notice of Executive's death. All such payments shall be in addition to any payments due pursuant to Section 4.04(c) below.

         (b) In the event of Executive's disability, Base Salary shall be terminated as of the end of the month in which the last day of the six-month period of Executive's inability to perform his duties occurs.

         (c) In the event of termination by reason of Executive's death or disability, Arbitron shall pay to Executive any amount equal to (1) the amount Executive would have received in annual incentive plan bonus for the year in which termination occurs had "target" goals been achieved, multiplied by (2) a fraction, the numerator of which shall be the number of whole months Executive was employed in the year in which the death or disability occurred and the denominator of which is 12. The amount payable pursuant to this Section 4.04(c) shall be paid within 15 days after the date such bonus would have been paid had Executive remained employed for the full fiscal year.

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4.05     RETIREMENT.

         (a) Executive may terminate this Agreement and Executive's employment as a result of Executive's decision to retire from Arbitron. Executive shall provide Arbitron with at least 75 days' written notice of the date upon which Executive intends to retire. Executive shall be paid at the usual rate of his annual Base Salary through the date of retirement stipulated in the written notice.

         (b) In the event that Executive terminates this Agreement as a result of Executive's decision to retire from Arbitron and Executive is at least 55 years of age with five or more years of service to Arbitron, then Executive (and anyone entitled to claim under or through Executive) shall, until age 65, be entitled to receive from Arbitron the same or equivalent health, dental, accidental death and dismemberment, short and long-term disability, life insurance coverages, and all other insurance policies and health and welfare benefits programs, policies or arrangements, at the same levels and coverages as Executive was receiving on the day immediately prior to his retirement. Executive shall be required to pay no more for the above mentioned benefits than he paid as an active employee, or if provided by Arbitron at no cost to employees on the day immediately prior to Executive's retirement, they shall continue to be made available to Executive on this basis.

4.06     ENTIRE TERMINATION PAYMENT. The compensation provided for in this
         Article IV for early termination of this Agreement and termination pursuant to this Article IV shall constitute Executive's sole remedy for such termination. Executive shall not be entitled to any other termination or severance payment which may be payable to Executive under any other agreement between Executive and Arbitron.


                                  ARTICLE V

                  CONFIDENTIALITY, DISCLOSURE AND ASSIGNMENT

5.01 CONFIDENTIALITY. Executive will not, during the term or after the termination or expiration of this Agreement or his/her employment, publish, disclose, or utilize in any manner any Confidential Information obtained while employed by Arbitron. If Executive leaves the employ of Arbitron, Executive will not, without Arbitron's prior written consent, retain or take away any drawing, writing or other record in any form containing any Confidential Information.

5.02 BUSINESS CONDUCT AND ETHICS. During the term of employment with Arbitron, Executive will engage in no activity or employment which may conflict with the interest of Arbitron, and will comply with Arbitron's policies and guidelines pertaining to business conduct and ethics.

5.03 DISCLOSURE. Executive will disclose promptly in writing to Arbitron all inventions, discoveries, software, writings and other works of authorship which are conceived, made, discovered, or written jointly or singly on Arbitron time or on Executive's own time, providing the invention, improvement, discovery, software, writing or other work of authorship is capable of being used by Arbitron in the normal course of business, and all such inventions, improvements, discoveries, software, writings and other works of authorship shall belong solely to Arbitron.

5.04 INSTRUMENTS OF ASSIGNMENT. Executive will sign and execute all instruments of assignment and other papers to evidence vestiture of Executive's entire right, title and interest in such inventions, improvements, discoveries, software, writings or other works of authorship in Arbitron, at the request and the expense of Arbitron, and Executive will do all acts and sign all instruments of assignment and other papers Arbitron may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof. If Executive is needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship conceived, developed or reduced to practice by Executive, Executive agrees to do so, and if Executive leaves the employ of Arbitron, Arbitron shall pay Executive at a rate mutually agreeable to Executive and Arbitron, plus reasonable traveling or other expenses.

5.05 EXECUTIVE'S DECLARATION. Executive has no inventions, data bases, improvements, discoveries, software, writings or other works of authorship useful to Arbitron in the normal course of business, which were conceived, made or written prior to the date of this Agreement and which are excluded from this Agreement.

5.06 SURVIVAL. The obligations of this Article V shall survive the expiration or termination of this Agreement and Executive's employment.


                                  ARTICLE VI

           NON-COMPETITION, NON-RECRUITMENT, AND NON-DISPARAGEMENT

6.01 GENERAL. The parties hereto recognize and agree that (a) Executive is a senior executive of Arbitron and is a key executive of Arbitron,
         (b) Executive has received, and will in the future receive, substantial amounts of Confidential Information, (c) Arbitron's business is conducted on a worldwide basis, and (d) provision for non-competition, non-recruitment and non-disparagement obligations by Executive is critical to Arbitron's continued economic well-being and protection of Arbitron's Confidential Information. In light of these considerations, this Article VI sets forth the terms and conditions of Executive's obligations of non-competition, non-recruitment and non-disparagement subsequent to the termination of this Agreement and/or Executive's employment for any reason.

6.02     NON-COMPETITION.

         (a) Unless the obligation is waived or limited by Arbitron in accordance with subsection (b) of this Section 6.02, Executive agrees that for a period of 18 months following termination of employment for any reason ("Non-Compete Period"), Executive will not directly or indirectly, alone or as a partner, officer, director, shareholder or employee of any other firm or entity, engage in any commercial activity in competition with any part of Arbitron's business as conducted as of the date of such termination of employment or with any part of Arbitron's contemplated business with respect to which Executive has Confidential Information. For purposes of this subsection (a), "shareholder" shall not include beneficial ownership of less than five percent (5%) of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange. Also for purposes of this subsection (a), "Arbitron's business" shall include business conducted by Arbitron or its affiliates and any partnership or joint venture in which Arbitron or its affiliates is a partner or joint venturer; provided that, "affiliate" as used in this sentence shall not include any corporation in which Arbitron has ownership of less than fifteen percent (15%) of the voting stock.

         (b) At its sole option Arbitron may, by written notice to Executive at any time within the Non-Compete Period, waive or limit the time and/or geographic area in which Executive cannot engage in competitive activity.

         (c) During the Non-Compete Period, prior to accepting employment with or agreeing to provide consulting services to, any firm or entity which offers competitive products or services, Executive shall give 30 days prior written notice to Arbitron. Such written notice shall describe the firm and the employment or consulting services to be rendered to the firm or entity, and shall include a copy of the written offer of employment or engagement of consulting services. Arbitron's failure to respond or object to such notice shall not in any way constitute acquiescence or waiver of Arbitron's rights under this Article VI.

         (d) In the event Executive has provided notice to Arbitron pursuant to subsection (c) of this Section 6.02 and has not accepted employment with or agreed to provide consulting services to, any firm or entity directly as a result of his non-competition obligation pursuant to this Section 6.02, Arbitron shall pay Executive an amount equal to the usual rate of Executive's Base Salary in effect at the time of termination on a regular payroll period basis until the end of the Non-Compete Period. There shall be credited against Arbitron's obligation to make such payments any other payments made by Arbitron to Executive pursuant to Article IV of this Agreement. In the event that Arbitron elects, pursuant to subsection (b) of this Section 6.02, to waive all or any portion of the non-competition obligation set forth in subsection (a) hereof, no payment shall be required by Arbitron with respect to the portion of the Non-Compete Period which has been waived.

         (e) In the event Executive fails to provide notice to Arbitron pursuant to subsection (c) of this Section 6.02 and/or in anyway violates its non-competition obligation pursuant to
                  Section 6.02, Arbitron may enforce all of its rights and remedies provided to it under this Agreement, in law and in equity, and Executive shall be deemed to have expressly waived any rights he or she may have had to payments under subsection (d) of this Section 6.02.

6.03 NON-RECRUITMENT. For a period of three years following termination of employment for any reason, Executive will not initiate or actively participate in any other employer's recruitment or hiring of Arbitron employees. This provision shall not preclude Executive from responding to a request (other than by Executive's employer) for a reference with respect to an individual's employment qualifications.

6.04 NON-DISPARAGEMENT. Executive will not, during the term or after the termination or expiration of this Agreement or Executive's employment, make disparaging statements, in any form, about Arbitron, its officers, directors, agents, employees, products or services which Executive knows, or has reason to believe, are false or misleading.

6.05 SURVIVAL. The obligations of this Article VI shall survive the expiration or termination of this Agreement and Executive's employment.


                                 ARTICLE VII

                              CHANGE OF CONTROL

7.01 DEFINITIONS. For purposes of this Article VII, the following definitions shall be applied:

         (a) "BENEFIT PLAN" means any formal or informal plan, program or other arrangement heretofore or hereafter adopted by Arbitron for the direct or indirect provision of compensation to Executive (including groups or classes of participants or beneficiaries of which Executive is a member), whether or not such compensation is deferred, is in the form of cash or other property or rights, or is in the form of a benefit to or for Executive.

         (b)      "CHANGE OF CONTROL" shall mean any of the following events:

                           (1) a merger or consolidation to which Parent Corporation is a party if the individuals and entities who were stockholders of Parent Corporation immediately prior to the effective date of such merger or consolidation have beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving corporation immediately following the effective date of such merger or consolidation; or

                           (2)      the direct or indirect beneficial
                                    ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) in the aggregate of securities of Parent Corporation representing twenty-five percent (25%) or more of the total combined voting power of Parent Corporation's then issued and outstanding securities by any person or entity, or group of associated persons or entities acting in concert; provided, however, that for purposes of hereof, the following acquisitions shall not constitute a Change of Control: (A) any acquisition by Parent Corporation, or (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent Corporation or any corporation controlled by Parent Corporation; or

                           (3) the sale of the properties and assets of Parent Corporation, substantially as an entirety, to any person or entity which is not a wholly-owned subsidiary of Parent Corporation; or

                           (4) the stockholders of Parent Corporation approve any plan or proposal for the liquidation of Parent Corporation; or

                           (5) a change in the composition of the Board at any time during any consecutive 24 month period such that the "Continuity Directors" cease for any reason to constitute at least a seventy percent (70%) majority of the Board. For purposes of this clause, "Continuity Directors" means those members of the Board who either (A) were directors at the beginning of such consecutive 24 month period, or
                                    (B) were elected by, or on the nomination or recommendation of, at least a two-thirds (2/3) majority of the then-existing Board; or

                           (6) such other event or transaction as the Board shall determine constitutes a Change of Control.

         (c) "CHANGE OF CONTROL COMPENSATION" means any payment or benefit (including any transfer of property) in the nature of compensation, to or for the benefit of Executive under this Agreement or any Other Agreement or Benefit Plan, which is considered to be contingent on a Change of Control for purposes of Section 280G of the Code.

         (d) "CHANGE OF CONTROL TERMINATION" means, with respect to Executive, either of the following events occurring within two years after a Change of Control:

                           (1) Termination of Executive's employment by Arbitron for any reason other than (A) fraud, (B) misrepresentation, (C) theft or embezzlement of Arbitron assets, (D) intentional violations of law involving moral turpitude, or (E) failure to follow Arbitron's conduct and ethics policies; or

                           (2) Termination of employment with Arbitron by Executive pursuant to Section 7.02 of this
                                    Article VII.

                  A Change of Control Termination by Executive shall not, however, include termination by reason of death or Disability.

         (e) "CODE" means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall include the corresponding section of such Code as from time to time amended.

         (f) "GOOD REASON" means a good faith determination by Executive, in Executive's sole and absolute judgment, that any one or more of the following events has occurred, without Executive's express written consent, after a Change of
                  Control:

                           (1)      A change in Executive's reporting
                                    responsibilities, titles or offices as in effect immediately prior to the Change of Control, or any removal of Executive from, or any failure to re-elect Executive to, any of such positions, which has the effect of materially diminishing Executive's responsibility or authority;

                           (2) A reduction by Arbitron in Executive's Base Salary as in effect immediately prior to the Change of Control or as the same may be increased from time to time thereafter;

                           (3) Arbitron requiring Executive to be based anywhere other than within 50miles of Executive's job location at the time of the Change of Control;

                           (4) Without replacement by plans, programs, or arrangements which, taken as a whole, provide benefits to Executive at least reasonably comparable to those discontinued or adversely affected, (A) the failure by Arbitron to continue in effect, within its maximum stated term, any pension, bonus, incentive, stock ownership, purchase, option, life insurance, health, accident, disability, or any other employee compensation or benefit plan, program or arrangement, in which Executive is participating immediately prior to a Change of Control; or (B) the taking of any action by Arbitron that would materially adversely affect Executive's participation or materially reduce Executive's benefits under any of such plans, programs or arrangements;

                           (5) The failure by Arbitron to provide office space, furniture, and secretarial support at least comparable to that provided Executive immediately prior to the Change of Control or the taking of any similar action by Arbitron that would materially adversely affect the working conditions in or under which Executive performs his employment duties; or

                           (6) Any material breach of this Agreement by Arbitron.

         (g) "OTHER AGREEMENTS" means any agreement, contract or understanding heretofore or hereafter entered into between Executive and Arbitron for the direct or indirect provision of compensation to Executive.

7.02 CHANGE OF CONTROL TERMINATION RIGHT. For a period of two years following a Change of Control that occurred during the term of this Agreement, Executive shall have the right, at any time and within Executive's sole discretion, to terminate employment with Arbitron for Good Reason. Such termination shall be accomplished by, and effective upon, Executive giving written notice to Arbitron of Executive's decision to terminate. Except as otherwise expressly provided in this Agreement, upon the exercise of said right, all obligations and duties of Executive under this Agreement shall be of no further force and effect.

7.03     CHANGE OF CONTROL TERMINATION PAYMENT.

         (a) In the event of a Change of Control Termination that occurred during the term of this Agreement, then, and without further action by the Board, Compensation Committee or otherwise, Arbitron shall, within five days of such termination, make a lump sum payment to Executive in an amount equal to three times the sum of (i) 12 months of Base Salary at the rate in effect at the time of Executive's termination, (ii) the bonus, if any, that Executive would have received under all applicable Arbitron bonus plans for the year in which the termination occurs at the higher of the target award applicable to the year in which the termination occurs or the average of the actual bonuses paid for the last three fiscal years, and (iii) the annual perquisite cash adder Executive would have received in the year in which the termination occurs.

         (b) In addition to the payments made pursuant to Section 7.03(a) hereof, in the event of a Change of Control Termination that occurred during the term of this Agreement, then, and without further action by the Board, Compensation Committee or otherwise, Arbitron shall provide to Executive a pension supplement equivalent to the difference, if any, between:
                  (i) the monthly benefits to which Executive would have been entitled under the defined benefit pension plan or plans in which Executive participates immediately prior to the Change of Control Termination which includes an additional three years of age and service; and (ii) the amount to which Executive is, in fact, entitled under such defined benefit pension plan or plans.

         (c)      In addition to the payments pursuant to Section 7.03(a) and
                  Section 7.03(b), in the event of a Change of Control Termination that occurred during the term of this Agreement, then, and without further action by the Board, Compensation Committee or otherwise in determining Executive's supplemental retirement benefit pursuant to Section 3.05:

                  (1) An additional three years of age and an additional three Years of Service shall be added to Executive's actual age and Years of Service (the additional Years of Service shall not be limited by the final sentence of Section 3.05(i)(9)); and

                  (2) the benefit shall not be reduced for commencement before age 60 pursuant to Section 3.05(c)(2), if applicable.

         (d) Neither the payments made pursuant to Section 7.03(a), the pension supplement provided pursuant to Section 7.03(b), or the additional supplemental retirement benefits provided pursuant to Section 3.05 due to the adjustments pursuant to
                  Section 7.03(c) nor any other compensation to be provided to Executive by Arbitron pursuant to this Agreement or any other agreement or Benefit Plan which may be considered Change of Control Compensation shall be subject to any limitation on Change of Control Compensation which may otherwise be expressed in any such agreement or Benefit Plan.

7.04     TAX REIMBURSEMENT.

         (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payments or distributions by Arbitron to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any payments required under this Section 7.04) (collectively, the "Payments") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

         (b) Subject to the provisions of Section 7.04(d), all determinations required to be made under this Section 7.04, including whether and when a Gross-Up Payment is required and the amount such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Arbitron's external auditors (the "Accounting Firm"), which shall provide detailed supporting calculations both to Arbitron and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Arbitron. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the "Accounting Firm" hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Arbitron. Any Gross-Up Payment, as determined pursuant to this Section 7.04, shall be paid by Arbitron to Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Arbitron and Executive.

         (c) As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which should have been made by Arbitron will not have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Arbitron exhausts its remedies pursuant to Section 7.04(d) and Executive thereafter is required to make a payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Arbitron to or for the benefit of Executive.

         (d) Executive shall notify Arbitron in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by Arbitron of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after Executive knows of such claim and shall apprise Arbitron of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to Arbitron (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Arbitron notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                                    (i)     give Arbitron any information
                                            reasonably requested by Arbitron
                                            relating to such claim;

                                    (ii)    take such action in connection
                                            with contesting such claim as
                                            Arbitron shall reasonably request
                                            in writing from time to time,
                                            including accepting legal
                                            representation with respect
                                            to such claim by an attorney
                                            reasonably selected by Arbitron;

                                    (iii)   cooperate with Arbitron in good
                                            faith in order to effectively
                                            contest such claim; and

                                    (iv)    permit Arbitron to participate in
                                            any proceedings relating to such
                                            claim;

                  provided, however, that Arbitron shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this
                  Section 7.04(d), Arbitron shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Arbitron shall determine; provided further, however, that if Arbitron directs Executive to pay such claim and sue for a refund, Arbitron shall advance the amount of such payment to Executive on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Arbitron's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

         (e) If, after the receipt by Executive of an amount advanced by Arbitron pursuant to Section 7.04(d), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Arbitron's complying with the requirements of Section 7.04(d)) promptly pay to Arbitron the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Arbitron pursuant to Section 7.04(d), a determination is made that Executive shall not be entitled to any refund with respect to such claim and Arbitron does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

7.05 INTEREST. In the event Arbitron does not make timely payment in full of the Change of Control Termination payment described in Section 7.03, Executive shall be entitled to receive interest on any unpaid amount at the lower of: (a) the prime rate of interest (or such comparable index as may be adopted) established from time to time by the Bank of America National Trust and Savings Association, New York, New York or its successor in interest; or (b) the maximum rate permitted under Section 280G(d)(4) of the Internal Revenue Code.

7.06 ATTORNEYS' FEES. In the event Executive incurs any legal expense to enforce or defend his rights under this Article VII of this Agreement, or to recover damages for breach thereof, Executive shall be entitled to recover from Arbitron any expenses for attorneys' fees and disbursements incurred.

7.07 BENEFITS CONTINUATION. In the event of a Change of Control Termination, Executive (and anyone entitled to claim under or through Executive) shall, until age 65, be entitled to receive from Arbitron the same or equivalent health, dental, accidental death and dismemberment, short and long-term disability, life insurance coverages, and all other insurance policies and health and welfare benefits programs, policies or arrangements, at the same levels and coverages as Executive was receiving on the day immediately prior to the Change of Control at a cost not to exceed the amount Executive would continue to pay had hecontinued to be an active employee of Arbitron. To the extent that election of continuation of any of such coverages, programs, policies, or arrangements is made available to employees terminating at age 55 with 15 or more years of service, Executive shall be required to pay no more for continuation than is required of such employees on the day immediately prior to the Change of Control. If no such continuation program is available, Executive shall be required to pay no more than he paid as an active employee, or if provided by Arbitron at no cost to employees on the day immediately prior to the Change of Control, they shall continue to be made available to Executive on this basis.


                                 ARTICLE VIII

                              GENERAL PROVISIONS

8.01 NO ADEQUATE REMEDY. The parties declare that it is impossible to measure in money the damages which will accrue to either party by reason of a failure to perform any of the obligations under this Agreement and therefore injunctive relief is appropriate. Therefore, if either party shall institute any action or proceeding to enforce the provisions hereof, such party against whom such action or proceeding is brought hereby waives the claim or defense that such party has an adequate remedy at law, and such party shall not urge in any such action or proceeding the claim or defense that such party has an adequate remedy at law.

8.02 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of Parent Corporation and each Subsidiary, whether by way of merger, consolidation, operation of law, assignment, purchase or other acquisition of substantially all of the assets or business of Arbitron, and any such successor or assign shall absolutely and unconditionally assume all of Arbitron's obligations hereunder.

8.03 NOTICES. All notices, requests and demands given to or made pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such party at its address:

         (a)      ARBITRON INC.
                  9705 Patuxent Woods Drive
                  Columbia, Maryland 21046
                  Attention:  VP & Chief Legal Officer

         (b)      In the case of Executive shall be:

                  At the address listed on the last page of this Agreement.

                  Either party may, by notice hereunder, designate a changed address. Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the second business day thereafter or when it is actually received, whichever is sooner.

8.04 CAPTIONS. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

8.05 GOVERNING LAW. The validity, construction and performance of this Agreement shall be governed by the laws of the State of New York and any and every legal proceeding arising out of or in connection with this Agreement shall be brought exclusively in the appropriate courts of the State of New York, each of the parties hereby consenting to the exclusive jurisdiction of said courts for this purpose. The parties hereto expressly recognize and agree that the implementation of this Governing Law provision is essential in light of the fact that Parent Corporation's corporate headquarters and its principal executive offices are located within the State of New York, and there is a critical need for uniformity in the interpretation and enforcement of the employment agreements between Arbitron and its senior executives.

8.06 CONSTRUCTION. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall


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         be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.07 WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

8.08 MODIFICATION. Any changes or amendments to this Agreement must be in writing and signed by both parties.

8.09 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding between the parties hereto in reference to all the matters herein agreed upon. This Agreement replaces in full all prior employment agreements or understandings of the parties hereto, and any and all such prior agreements or understandings are hereby rescinded by mutual agreement.

IN WITNESS WHEREOF, The parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.


EXECUTIVE                           ARBITRON INC.

/s/ Stephen B. Morris               By:  /s/ Lawrence Perlman
---------------------------              ------------------------------------
Stephen B. Morris                         Lawrence Perlman

                                    Title:     Chair, Compensation and Human
                                               -----------------------------
                                               Resources Committee
                                               -------------------

Address:

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